Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TAYLOR CAPITAL GROUP, INC.

Taylor Capital Group, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

1. The name of the Company is Taylor Capital Group, Inc.

2. This Certificate of Amendment shall be effective upon filing with the office of the Secretary of State of the State of Delaware.

3. The first paragraph of Article FIFTH, Section A of the Third Amended and Restated Certificate of Incorporation is hereby amended by replacing the same with the following, and the remainder of Article FIFTH, Section A remains unchanged:

“A. Until the earlier of December 31, 2011 and a Sale Transaction:”

4. Paragraph 1 of Article FIFTH, Section B of the Third Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“B. 1. From and after the date that is the earlier of December 31, 2011 and a Sale Transaction, the business and affairs of the corporation shall be managed by, or under the direction of, the Board of Directors and no actions of the Board of Directors shall require the separate approval of the Executive Committee pursuant to Article FIFTH, Paragraph A.3 and A.4 of this Third Amended and Restated Certificate of Incorporation.”

5. This Certificate of Amendment was approved by the board of directors of the Company on October 13, 2011, recommended by the board to the Company’s stockholders in a proxy statement dated November 23, 2011, submitted to the Company’s stockholders for their approval at a duly called special meeting of the Company’s stockholders held upon notice in accordance with Section 222 of the DGCL and adopted by the stockholders of the Company, including the holders of the outstanding shares of 8% Non-Cumulative, Convertible Perpetual Preferred, Series C (voting on an as-converted basis with the Company’s common stockholders), at a special meeting of stockholders held on December 27, 2011, all in accordance with Section 242 of the DGCL.

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Dated as of the 27th day of December, 2011.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Randall T. Conte

Name:	Randall T. Conte
Title:	Chief Financial Officer